CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated October 27, 2021, with respect to the financial statements of Allspring Managed Account CoreBuilder Shares – Series CP (formerly Wells Fargo Managed Account CoreBuilder Shares – Series CP), one of the funds comprising Allspring Funds Trust (formerly Wells Fargo Funds Trust), as of August 31, 2021, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
December 22, 2021